Exhibit 99.1

APPLEBEE’S NEIGHBORHOOD GRILL & BAR PURCHASES

69 RESTAURANTS IN FRANCHISE TRANSACTION

Company announces successful transaction of 69 restaurants in North and South Carolina;

Comes to resolution with RMH franchise group following court decision

GLENDALE, Calif., December 13, 2018 – Today, Applebee’s Grill and Bar announced the closing of the transaction purchasing 69 restaurants in North and South Carolina. The restaurants will be operated under industry veteran and Applebee’s chief operating officer, Kevin Carroll.

“Through the third quarter of 2018, Applebee’s business performance has been the best it’s been in more than a decade as we continue to lead the casual dining category,” says John Cywinski, Applebee’s brand president. “I’m pleased with this transaction and confident in our plans to evolve and selectively refine our restaurant portfolio. We are consistently reviewing our portfolio and making strategic decisions to better position our brand for the future.”

Applebee’s same-restaurant sales increased 7.7 percent in the third quarter, a majority of which was driven by traffic, resulting in a third quarter year-to-date comp sales increase of 5.5 percent.

The transaction closed on December 12, 2018. The Corporation intends to own and operate these restaurants for the foreseeable future; however, we will assess and monitor opportunities to refranchise these restaurants under favorable circumstances.

Applebee’s is also pleased to announce that Dine Brands Global, Inc. has reached a settlement with RMH Franchise Holdings Inc. and its affiliates (“RMH”), an Applebee’s franchisee. As previously disclosed in the Corporation’s periodic filings, RMH filed for Chapter 11 bankruptcy in May 2018. The terms of the settlement, among other things, require RMH to pay Applebee’s all past due royalty and advertising fees. The Corporation will also receive in part, reimbursement of termination fees related to restaurant closures. Additionally, as a result of the settlement, all outstanding litigation between the parties will be dismissed.

“We’re pleased to have come to a resolution with RMH and its owners,” Cywinski said.

“We remain confident and look forward to 2019.”

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About Applebee’s®

Applebee’s Neighborhood Grill + Bar offers a lively casual dining experience combining simple, craveable American fare, classic drinks and local drafts. All Applebee’s restaurants are owned and operated by entrepreneurs dedicated to serving their local communities, and offering quality food and drinks with genuine, neighborly service. Applebee’s is one of the world’s largest casual dining brands; as of June 2018, there were more than 1,700 Applebee’s franchise restaurants in all 50 states, Puerto Rico, Guam and 13 other countries. Applebee’s is franchised by subsidiaries of Dine Brands Global Inc. [NYSE: DIN], which is one of the world’s largest full-service restaurant companies.

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